Exhibit 99.1

                                 TRANS-LUX LOGO


FOR IMMEDIATE RELEASE

Contact: Angela D. Toppi
Executive Vice President & CFO
atoppi@trans-lux.com
203.642.5903

                    TRANS-LUX REPORTS SECOND QUARTER RESULTS


NORWALK, CT, August 18, 2010 - Trans-Lux Corporation (NYSE Amex: TLX), a leading supplier of programmable electronic information displays, today reported financial results for the second quarter ended June 30, 2010. Trans-Lux President and Chief Executive Officer J.M. Allain made the announcement.

Second Quarter 2010
Revenues totaled $6.3 million for the second quarter, compared with $7.4 million during the same period last year. Trans-Lux recorded a loss for the quarter of $2.6 million (-$1.07 per share), compared with a loss of $3.8 million (-$1.65 per share) in the second quarter of the prior year. This year's second quarter loss includes a $1.0 million restructuring charge and a $0.5 million charge to write-off engineering software. The prior year's second quarter loss includes the write-off of a $2.7 million note receivable related to the former Norwalk, CT facility that the Company sold in 2004. The Company incurred negative EBITDA of $0.9 million, compared with negative EBITDA of $1.8 million in 2009. Without the restructuring charge and write-offs, EBITDA would have been a positive $594,000 for the three months ended June 30, 2010, compared with a positive $882,000 for the same period in 2009. The Company took several actions during the quarter to reduce operating costs, including the elimination of approximately 50 positions from operations and the closing of the Stratford, Connecticut, manufacturing facility. The one-time restructuring costs consist of employee severance pay, facility closing costs, representing primarily lease termination and asset write-off costs, and other fees directly related to the restructuring plan.

"We have implemented trmendous changes in the way we conduct virtually every facet of our business to reflect the 'new' Trans-Lux business model. Streamlining operating costs and enhancing operational efficiencies remain priorities, while simultaneously improving manufacturing efficiencies and greatly expanding our product line to cultivate new business opportunities. And we are already seeing results from these efforts," said Mr. Allain. "We are making strategic investments to deliver the next generation of digital signage and display solutions, and to establish new partnerships in various segments of the digital display industry that will further cultivate long-term growth."

Six Months Ended June 30, 2010
Trans-Lux reported revenues for the six-month period ended June 30, 2010 of $11.7 million, down from $15.2 million last year. Trans-Lux incurred a loss of $4.0 million (-$1.66 per share) during the first six months, versus the $5.0 million loss (-2.15 per share) reported for the same period in 2009. This year's loss includes the $1.0 million restructuring charge and the $0.5 million charge to write-off engineering software. The prior year's loss includes the write-off of a $2.7 million note receivable related to the former Norwalk, CT facility that the Company sold in 2004. The Company incurred negative EBITDA of $515,000, compared with negative EBITDA of $997,000 during the same six-month period in 2009. Without the restructuring charge and write-offs, EBITDA would have been a positive $983,000 for the six months ended June 30, 2010, compared with a positive $1.7 million for the same period in 2009.

About Trans-Lux
Trans-Lux Corporation is a leading designer and manufacturer of digital signage display solutions for the financial, sports and entertainment, gaming and leasing markets. With a comprehensive offering of LED Large Screen Systems, Fair-Play branded Scoreboards, and Trans-Lux Energy LED lighting solutions, Trans-Lux delivers comprehensive digital signage solutions for any size venue's indoor and outdoor display needs.

(Table of Operations attached)
                                      ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

                              TRANS-LUX CORPORATION

                              RESULTS OF OPERATIONS
                                   (Unaudited)

<CAPTIONS>
                                       THREE MONTHS ENDED       SIX MONTHS ENDED
                                             JUNE 30                 JUNE 30
(In thousands, except per share data)     2010       2009         2010       2009
---------------------------------------------------------------------------------
Revenues                               $ 6,273    $ 7,443      $11,659    $15,212
                                       ------------------------------------------
Net loss                               $(2,605)   $(3,805)     $(4,025)   $(4,959)
                                       ------------------------------------------
Calculation of EBITDA:
  Net loss                             $(2,605)   $(3,805)     $(4,025)   $(4,959)
  Interest expense, net                    365        437          786        845
  Income tax expense                        14         51           28         92
  Depreciation and amortization          1,322      1,513        2,696      3,025
                                       ------------------------------------------
Total EBITDA (1)                       $  (904)   $(1,804)     $  (515)   $  (997)
                                       ------------------------------------------

Loss per share - basic and diluted     $ (1.07)   $ (1.65)     $ (1.66)   $ (2.15)
                                       ------------------------------------------
Average common shares outstanding
  - basic and diluted                    2,443      2,307        2,430      2,307
---------------------------------------------------------------------------------

(1) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization. EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity. The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.